SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. ___)*


                             Celebrate Express, Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    15100A10A
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|      Rule 13d-1(b)

             |_|      Rule 13d-1(c)

             |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  --------------------------------                                                                 -----------------------------
  CUSIP No. 15100A10A                                           13G                                         Page 2 of 8
  --------------------------------                                                                 -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.          Names of Reporting Persons
             I.R.S. Identification No. of above person(s) (entities only)

             Sigma Management IV, LLC (94-3285834)
 ---------- --------------------------------------------------------------------------------------------------------------------
 2.          Check the Appropriate Box if a Member of a Group*

                                                                                (a)    |_|          (b)    |X|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3.          SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.          Citizenship or Place of Organization

             Delaware
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   309,063
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  0
                               ----- -------------------------------------------------------------------------------------------
             Each              7.    Sole Dispositive Power

          Reporting                  309,063
                               ----- -------------------------------------------------------------------------------------------
         Person With           8.    Shared Dispositive Power

                                     0
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person

             309,063
 ---------- --------------------------------------------------------------------------------------------------------------------
 10.         Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11.         Percent of Class Represented by Amount in Row (9)

             4.17%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12.         Type of Reporting Person*

             OO
 ---------- --------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

  --------------------------------                                                                 -----------------------------
  CUSIP No. 15100A10A                                           13G                                         Page 3 of 8
  --------------------------------                                                                 -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.          Names of Reporting Persons
             I.R.S. Identification No. of above person(s) (entities only)

             Sigma Partners IV, L.P. (94-3285832)
 ---------- --------------------------------------------------------------------------------------------------------------------
 2.          Check the Appropriate Box if a Member of a Group*

                                                                                (a)    |_|          (b)    |X|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3.          SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.          Citizenship or Place of Organization

             Delaware
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   215,395
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  0
                               ----- -------------------------------------------------------------------------------------------
             Each              7.    Sole Dispositive Power

          Reporting                  215,395
                               ----- -------------------------------------------------------------------------------------------
         Person With           8.    Shared Dispositive Power

                                     0
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person

             215,395
 ---------- --------------------------------------------------------------------------------------------------------------------
 10.         Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11.         Percent of Class Represented by Amount in Row (9)

             2.91%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12.         Type of Reporting Person*

             PN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

  --------------------------------                                                                 -----------------------------
  CUSIP No. 15100A10A                                           13G                                         Page 4 of 8
  --------------------------------                                                                 -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.          Names of Reporting Persons
             I.R.S. Identification No. of above person(s) (entities only)

             Sigma Associates IV, L.P. (94-3285833)
 ---------- --------------------------------------------------------------------------------------------------------------------
 2.          Check the Appropriate Box if a Member of a Group*

                                                                                (a)    |_|          (b)    |X|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3.          SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.          Citizenship or Place of Organization

             Delaware
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   84,744
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  0
                               ----- -------------------------------------------------------------------------------------------
             Each              7.    Sole Dispositive Power

          Reporting                  84,744
                               ----- -------------------------------------------------------------------------------------------
         Person With           8.    Shared Dispositive Power

                                     0
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person

             84,744
 ---------- --------------------------------------------------------------------------------------------------------------------
 10.         Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11.         Percent of Class Represented by Amount in Row (9)

             1.14%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12.         Type of Reporting Person*

             PN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

  --------------------------------                                                                 -----------------------------
  CUSIP No. 15100A10A                                           13G                                         Page 5 of 8
  --------------------------------                                                                 -----------------------------

 ---------- --------------------------------------------------------------------------------------------------------------------
 1.          Names of Reporting Persons
             I.R.S. Identification No. of above person(s) (entities only)

             Sigma Investors IV, L.P. (94-3287144)
 ---------- --------------------------------------------------------------------------------------------------------------------
 2.          Check the Appropriate Box if a Member of a Group*

                                                                                (a)    |_|          (b)    |X|
 ---------- --------------------------------------------------------------------------------------------------------------------
 3.          SEC USE ONLY

 ---------- --------------------------------------------------------------------------------------------------------------------
 4.          Citizenship or Place of Organization

             Delaware
 ---------- --------------------------------------------------------------------------------------------------------------------
          Number of            5.    Sole Voting Power

            Shares                   8,924
                               ----- -------------------------------------------------------------------------------------------
         Beneficially          6.    Shared Voting Power

           Owned by                  0
                               ----- -------------------------------------------------------------------------------------------
             Each              7.    Sole Dispositive Power

          Reporting                  8,924
                               ----- -------------------------------------------------------------------------------------------
         Person With           8.    Shared Dispositive Power

                                     0
 ---------- --------------------------------------------------------------------------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person

             8,924
 ---------- --------------------------------------------------------------------------------------------------------------------
 10.         Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                             |_|

 ---------- --------------------------------------------------------------------------------------------------------------------
 11.         Percent of Class Represented by Amount in Row (9)

             0.12%
 ---------- --------------------------------------------------------------------------------------------------------------------
 12.         Type of Reporting Person*

             PN
 ---------- --------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

  ----------------------------                           -----------------------
  CUSIP No. 15100A10A                    13G                      Page 6 of 8
  ----------------------------                           -----------------------


Item 1(a).    Name of Issuer:

Celebrate Express, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

11220 - 120th Avenue NE
Kirkland, WA  98033

Item 2(a).    Name of Person Filing:

Sigma Management IV, L.L.C. ("SM IV")
Sigma Partners IV, L.P. ("SP IV")
Sigma Associates IV, L.P. ("SA IV")
Sigma Investors IV, L.P. ("SI IV")

Item 2(b).    Address of Principal Business Office or, if none, Residence:

1600 El Camino Real, Suite 280
Menlo Park, CA  94025

Item 2(c).    Citizenship:

SM IV - Delaware
SP IV - Delaware
SA IV - Delaware
SI IV - Delaware

Item 2(d).    Title of Class of Securities:

Common Stock

Item 2(e).    CUSIP Number:

15100A10A


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.


Item 4.       Ownership.

                                                          SP IV               SA IV             SI IV              SM IV (1)(2)
                                                    ------------------    ---------------    -------------     ---------------------
Beneficial Ownership                                      215,395             84,744             8,924                309,063
Percentage of Class                                          2.91%              1.14%             0.12%                  4.17%
Sole Voting Power                                         215,395             84,744             8,924                309,063
Shared Voting Power                                             0                  0                 0                      0
Sole Dispositive Power                                    215,395             84,744             8,924                309,063
Shared Dispositive Power                                        0                  0                 0                      0

(1) SM IV is the General Partner of SP IV, SA IV and SI IV, and may be deemed to have sole power to vote and sole power to dispose of shares of the Issuer directly owned by SP IV, SA IV and SI IV. With respect to the 309,063 shares reported for SM IV above, 215,395 shares are directly owned by SP IV, 84,744 shares are directly owned by SA IV and 8,924 shares are directly owned by SI IV. SM IV hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein.

(2) Robert E. Davoli, Lawrence G. Finch, Clifford L. Haas, John R. Mandile and Wade Woodson are the managers of SM IV (the "Managing Members"). Each Managing Member disclaims beneficial ownership of all shares held by SP IV, SA IV, SI IV and SM IV, except to the extent of each Managing Member's pecuniary interest therein.

  ----------------------------                           -----------------------
  CUSIP No. 15100A10A                    13G                      Page 7 of 8
  ----------------------------                           -----------------------

Item 5.       Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.


Under certain circumstances set forth in the SP IV, SA IV and SI IV Limited Partnership Agreements and the SM IV Operating Agreement, the General Partners and the Limited Partners of the respective entity have the right to receive dividends or distributions from, or the proceeds from the sale of, the Common Stock of the Issuer owned by each such entity.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.


Item 8.       Identification and Classification of Members of the Group.

Not applicable.

Item 9.       Notice of Dissolution of a Group.

Not applicable.

Item 10.      Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

  ----------------------------                           -----------------------
  CUSIP No. 15100A10A                    13G                      Page 8 of 8
  ----------------------------                           -----------------------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2005

/s/ WADE WOODSON
--------------------
   Wade Woodson


Wade Woodson, on behalf of Sigma Management IV, LLC in his capacity as a manager thereof, and on behalf of Sigma Partners IV, L.P., Sigma Associates IV, L.P. and Sigma Investors IV, L.P. in his capacity as a manager of Sigma Management IV, LLC, the General Partner of Sigma Partners IV, L.P., Sigma Associates IV, L.P. and Sigma Investors IV, L.P.